UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Price, David B.
   c/o The B. F. Goodrich Company
   Three Coliseum Centre
   2550 West Tyvola Road
   Charlotte, NC  28217
   USA
2. Issuer Name and Ticker or Trading Symbol
   The B. F. Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 1999
5. If Amendment, Date of Original (Month/Year)
   January 18, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |11/02/|P (4|20,000            |(A)|$23.00     |59,064(1)          |(D)   |                           |
                             |99    |)   |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Option            |        |07/01|(A) |50,000     |A  |07/01|06/30|Common Stock|50,000 |$43.875|            |(D)|            |
                        |        |/97  |    |           |   |/97  |/07  |            |       |0      |            |   |            |
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Stock Option            |        |01/02|(A) |35,800     |A  |01/02|01/01|Common Stock|35,800 |$41.406|            |(D)|            |
                        |        |/98  |    |           |   |/98  |/08  |            |       |3      |            |   |            |
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Stock Option            |        |01/04|(A) |42,200     |A  |01/04|01/03|Common Stock|42,200 |36.1563|            |(D)|            |
                        |        |/99  |    |           |   |/99  |/09  |            |       |       |            |   |            |
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
Explanation of Responses:
(1) On January 18, 2000, the reporting person mistakenly filed a Form 5 which incorrectly reported an acquisition of 23,000 shares of common stock instead of 20,000 shares of common stock. As of December 31,1999, the reporting person owned only 59,064 shares of common stock.
SIGNATURE OF REPORTING PERSON
/s/ David B. Price, Jr.
DATE
January 25, 2000